Exhibit 1.1
 Translation from the Italian language original

ARTICLES OF ASSOCIATION

NAME - REGISTERED OFFICE - DURATION

Article 1

A joint-stock company called “DUCATI MOTOR HOLDING S.P.A.” is hereby formed.

Article 2

2.1     The Company’s registered office is located in Bologna. The Board of Directors has the power to transfer the company’s registered office within Italy and to set up and close down local branches as well as administrative offices and agencies in Italy and abroad.

2.2     Shareholders’ addresses, for all matters relating to dealings with the Company, are those recorded in the Register of Shareholders.

Article 3

The Company will exist until the 31st of December 2050 and may be extended subject to the procedure provided for in the Italian Civil Code. In case of extension of the term, the shareholders shall not be entitled to appraisal rights.

CORPORATE PURPOSE

Article 4

4.1     The purpose for which the Company is established is the production and marketing of motorcycles, engines and other parts and components thereof, as well as all manner of accessories, tools and other products of whatsoever nature which may benefit from the goodwill relating to the production and marketing of such motorcycles, engines, parts and components; all activities are to be carried out personally or through subsidiaries or affiliated companies, as defined by article 2359 of the Italian Civil Code.

4.2     The Company may conduct its business either in Italy or abroad.

4.3     As a secondary and not principal purpose, the Company may conduct, occasionally and for the sole aim of attaining the principal company purpose as aforementioned, any and all commercial (including motorcycle rental and riding schools), industrial, securities and real estate investment transactions deemed necessary or conducive to the achievement of the corporate purpose; it may take, either directly or indirectly, but not for the purpose of investment, interests and holdings in other businesses, companies or consortia having objects analogous, allied, instrumental or connected to its own; furthermore, it may take, either directly or indirectly, but not for the purpose of investment, interests and holdings in other businesses, companies or consortia carrying out, also vis-à-vis the public, the activities of granting loans in whatever form and providing money transmission services, as referred to in Part V of Legislative Decree 385/1993, provided that the exercise of such activities is instrumental to the achievement of the above-mentioned main corporate purpose of the Company.

4.4     The corporate purpose of the Company includes, albeit not as the main purpose, financing, including in the form of a security interest or personal guarantee for third parties, and the technical and financial co-ordination of the companies or entities in which the Company holds an interest.

4.5     Investment services as referred to in Legislative Decree 58/1998 and the collection of public savings outside the bounds allowed by Legislative Decree 385/1993 and its enacting provisions shall, in any case, be expressly outside the present corporate purpose.

CAPITAL - SHARES

Article 5

The share capital is Euro 163,310,323.26 (one hundred and sixty-three million, three hundred and ten thousand, three hundred and twenty-three Euro and twenty-six cents), divided into 320,687,920 (three hundred and twenty million, six hundred and eighty-seven thousand, nine hundred and twenty) ordinary shares with no par value.

Article 6

6.1     The ordinary shares shall be either registered or bearer as permitted by law and confer equal rights upon the holders thereof.  Each ordinary share gives the Shareholder the right to one vote.

6.2     The Company has the right to issue other classes of shares, debentures and other securities in compliance with the applicable statutory provisions.

6.3     The shares shall be indivisible and the Company shall only recognize one holder for each share.  In the event of co-ownership, the rules of Section 2347 of the Civil Code shall be applicable.

6.4     The ownership of even a single share implies, on the part of the owner thereof, acceptance of these Articles of Association and of all the resolutions taken during the Shareholders’ Meetings in accordance with the law and these Articles of Association.

6.5     The issue of debentures and convertible debentures with or without warrants is governed by Sections 2410 et sequitur of the Italian Civil Code, as amended by Legislative Decree No. 6 of January 17, 2003.

6.6     If limits to the transferability of the shares are introduced or removed as permitted by law, and in any other case whereby the law entitles shareholders to appraisal rights unless the Company’s by-laws provide otherwise, the shareholders shall not be entitled to appraisal rights.

Article 7

7.1     The share capital may be increased pursuant to a resolution of an Extraordinary Shareholders Meeting.

7.2     In the event of the issue of new shares, convertible debentures and other securities which confer the right to obtain Company shares, each Shareholder is granted a preemptive right to acquire such newly issued securities, in proportion to the number of shares already held by such Shareholder.

7.3     The terms and conditions of the Shareholders’ exercise of preemptive rights shall be determined from time to time in accordance with the applicable laws.

7.4     The Shareholders’ preemptive rights may be excluded or limited in accordance with the applicable laws.

7.5     The Board of Directors shall resolve upon the decrease of the Company’s share capital in case of withdrawal of a shareholder from the Company and in the case contemplated by the last paragraph of Section 2446 of the Italian Civil Code.

Article 8

The payments made by the Shareholders in proportion to their shareholdings are agreed to be non-interest bearing.  The Company may raise finance from its own Shareholders, upon the condition that the financing Shareholder is the holder of a percentage of share capital of no less than 2% of the share capital and has been registered in the Register of Shareholders for a period of not less than three months. The Company will have a duty to repay principal and interest. In all other cases, the payments made by the Shareholders are on account of future increases in the share capital and, therefore, may not be considered interest-bearing nor repaid without a formal resolution by the Shareholders, in accordance with Legislative Decree 385/1993 and all of its enacting provisions.

Article 9

The Shareholders must make payments on the shares in accordance with the law and in the manner and according to the terms defined by a resolution of the competent Company bodies.  Each payment on the shares subscribed by the Shareholders, which is not made in a timely manner, shall incur interest at the statutory rate, without prejudice to Section 2344 of the Italian Civil Code.

MEETING OF SHAREHOLDERS

Article 10

10.1     The Meeting of the Shareholders shall represent all of the shareholders, and resolutions passed during the course of such Meeting, or adopted in compliance with the law or the present Memorandum or Articles, shall be binding upon all the Shareholders.  The Meeting may be ordinary or extraordinary, by virtue of the statutory provisions.

10.2     An Ordinary Shareholders’ Meeting must be called by the Board of Directors at least once a year within 120 days of the end of the financial year for approval of the annual financial statements. The above term may be extended to up to a maximum of 180 days after the end of the financial year so long as the company is bound to draw up consolidated financial statements or if particular circumstances concerning the company’s structure or its purpose so require.  In case of postponement, the Board of Directors shall explain the reasons for such postponement in the report drafted pursuant to Section 2428 of the Italian Civil Code.

10.3     Furthermore, Shareholders’ Meetings shall be convened whenever the Board of Directors deems necessary or upon request of Shareholders in accordance with Section 2367 of the Italian Civil Code.

Article 11

11.1     The Board of Directors must convene Shareholders’ Meetings by notices published in the MF – Milano Finanza or Finanza & Mercati daily newspapers or in the Official Journal of the Italian Republic, in accordance with the law. The notice must be signed by the Chairman or the Vice-Chairman or a Director appointed by the Board.  The notice shall indicate the date, hour and place of the Meeting, and also the agenda of the Meeting.  Furthermore, the notice may indicate the date for a second call of the Meeting in the event that the first one is cancelled, the second call may neither fall on the same day nor on the day immediately following the date of the first convocation.  The Extraordinary Meeting may be convened for a third call, as provided for by the law.

11.2     Shareholders’ Meetings may also be convened outside the registered office of the Company, provided they are always held in Italy.

Article 12

12.1     Shareholders’ Meeting may be attended only by Shareholders with voting rights, as to whom the relevant intermediary shall have sent to the Company the notice provided for by Section 2370 of the Italian Civil Code at least two business days before the date set for the Meeting on first call.  As of the date of said notice, the shares shall not be disposed of until the Meeting has taken place.

12.2     Each Shareholder having the right to attend the Meeting shall have the right to be represented by another party holding a written proxy pursuant to Section 2372 of the Italian Civil Code.  This is without prejudice, where applicable, to the provisions of Sections 136 to 144 of Legislative Decree 58/1998 and the appropriate CONSOB regulations concerning proxy solicitation.

12.3     The Chairman of the Shareholders’ Meeting determines, also through assistants appointed by him, whether a party is authorized to attend the Meeting, whether in person or by means of proxy.

Article 13

13.1     The Shareholders’ Meeting shall be chaired by the Chairman or, in his absence, by the Vice-Chairman of the Board of Directors, or a person appointed by a vote of the majority of the Members present or represented at the Meeting.  The Chairman of the Meeting is required to verify whether the Meeting has been validly called, whether the necessary quorum is present, and thereafter has the power to conduct and regulate the proceedings as well as to determine the voting system, pursuant to the provision of the Shareholders Meeting Regulation provided for in paragraph 3 of this Article 13.

13.2     Furthermore, the Shareholders must appoint a Secretary, who need not necessarily be a Shareholder.  The proceedings of the Meeting shall be recorded in minutes signed by the Chairman of the Meeting and by the Secretary.  Such minutes shall be drawn up by a Notary at Extraordinary Meetings and whenever deemed appropriate by the Board of Directors.

13.3     As to any matters not specifically regulated in Article 13, the course of the Meeting shall be governed by the Shareholders’ Meeting Regulation which is attached hereto and forms an integral part hereof.

Article 14

14.1     The statutory provisions shall govern the quorum of the Shareholders’ Meeting, whether ordinary or extraordinary, on first, second or third call.

14.2     Without prejudice to the provisions of Article 15 of these Articles of Association, Shareholders’ resolutions shall be adopted at Ordinary Meetings and at Extraordinary Meetings by the number of favorable votes required by law.

BOARD OF DIRECTORS

Article 15

15.1     The management of, and control over, the Company shall be carried out, respectively, by a Board of Directors consisting of a variable number from a minimum of seven to a maximum of fifteen members – including non-shareholders – (without prejudice to the provisions of Articles 16.5, 16.7 and 16.8 of these Articles of Association), as directed by the Shareholders at the Ordinary Meeting and pursuant to the slate voting system referred to in the following paragraphs, and by a Management Control Committee formed within its ranks, which shall consist of three members.

15.2     The following shall be the procedure for election of the Directors:  Shareholders who represent no less than two percent of the share capital consisting of shares having the right to vote at an Ordinary Meeting may submit a list of at least seven, and not more than fifteen, candidates arranged in progressive order and deposit it at the Company’s registered office at least ten days before the date set for the Meeting on first call.  For the purpose of proving the ownership of the number of shares required for the submission of the list, reference shall be made to the notice communicated by the relevant intermediary pursuant to Section 2370 of the Italian Civil Code at least two business days before the date set for the Meeting on first call.

Each shareholder may submit and vote on a single list of candidates and each candidate may stand on a single list, under penalty of non-eligibility.  Shareholders who are linked by a control relationship or who are subject to common control, as defined by Section 93 of Legislative Decree 58/1998, may submit and vote only on one list.  The vote of each shareholder shall concern a list in its entirety, and therefore automatically all the candidates included therein, without the possibility to effect amendments, additions or deletions.

15.3     At least one-third of the candidates on each list, rounding up in case the number is a fraction, must comply with the requirements set out in Section 148.3 of Legislative Decree 58/1998.

15.4     Moreover, at least three candidates, who must be listed first on their respective lists and, if elected, are eligible to join the Management Control Committee, must comply with: (i) the requirements set out in Section 148.3 of Legislative Decree 58/1998, (ii) the independence requirements set out in the codes of corporate governance and in the Regulations issues by Borsa Italiana S.p.A., for as long as the Company shares are listed on the Mercato Telematico Azionario, (iii) the independence requirements applicable to the members of the “Audit Committee” pursuant to the U.S. Securities and Exchange Act of 1934 and its implementing rules, for as long as, and to the extent that, those provisions mandatorily apply to the Company, (iv) the requirements of good standing set out by implementing provisions of Section 148.4 of Legislative Decree 58/1998, and (v) the following professional qualifications;

•	At least one of them must be enrolled in the registry of chartered accountants and must have at least three years experience as an accountant;
•	The other candidates, in case they do not meet the professional qualifications referred to in the preceding paragraph, alternatively
	-	must have at least three years of experience in one or more of the following areas:
		(i)	managerial or control positions at companies with a share capital of at least Euro 2 million;
		(ii)	professional or academic experience in legal, economic, financial or technical matters closely connected to the Company’s business sector;
		(iii)	managerial positions within governmental entities which are active in the credit, financial, and insurance sectors or in sectors which are closely connected to the Company’s business sector.
Matters and business sectors closely connected to the Company’s business sector are those stated in the Company’s purpose;
or
	-	may be chosen from individuals who have served as members of the Company’s Board of Directors or Board of Statutory Auditors.

15.5     There shall be deposited at the Registered Office, together with each list and by the deadline to deposit the same, declarations whereby, (a) at least one-third of the candidates attest to the non-existence of any grounds for non-eligibility or disqualification pursuant to Section 148.3 of Legislative Decree 58/1998, and (b) at least three candidates attest to the non-existence of any grounds for non-eligibility or disqualification, as well as to the existence of the independence, good standing and professional requirements pursuant to points (i) to (v) of Article 15.4 of these Articles of Association.

15.6     The office of member of the Management Control Committee is incompatible with the office of regular statutory auditor, of member of the supervisory board or of the management control committee or similar bodies in more than three other listed companies.  In this regard, each member of the Management Control Committee will have to provide the Board of Directors with suitable declarations containing, where necessary, the disclaimer of incompatible appointments.

Failure to provide the declaration as required by the above paragraph within ten days of the appointment as a member of the Management Control Committee or subsequent acceptance of incompatible appointments within the meaning of that paragraph shall result in the forfeiture of the office of Director.

15.7     The number of Directors will be equal to the number of candidates appearing on the list that obtains the greatest number of votes.

As a result of the balloting the following candidates shall be appointed: (i) the candidates appearing on the list that has obtained the greatest number of votes, except for the last candidate on such list, and (ii) the first candidate who possesses the requirements to be a member of the Management Control Committee on the list that has obtained the second greatest number of votes, or, in the event that none of the candidates on that list possesses the requirements to be a member of the Management Control Committee, then the list which has obtained the next best result shall be considered, progressively as to the candidates listed therein, and so on until all the lists voted by Shareholders have been exhausted.

If two or more lists show the same number of votes, a new vote shall be taken wherein only the lists with the same number of votes shall participate (shareholders whose list obtained the greatest number of votes shall be excluded from this vote).  In the event of another tie of the lists presented by the minority, the oldest first candidate shall be appointed.  In the event of submission of a single list of candidates, as well as if none of the candidates on the lists from which the Director of the minority should be elected possesses the requirements to be a member of the Management Control Committee, the Board of Directors shall be composed of all the candidates, respectively, from the sole list presented or from the list which obtained the greatest number of votes.

15.8 The Board of Directors shall remain in office for three fiscal years or for a shorter time as determined by a resolution voted at the Ordinary Shareholders’ Meeting sitting to appoint the Board. The Directors shall be eligible for re-election.

15.9     Shareholders at the Ordinary Shareholders’ Meeting shall decide on the remuneration of the Directors.  The remuneration of the Directors who hold particular responsibilities on the Board of Directors shall be determined by the Board itself or by a suitable Committee of the Board, after hearing from the Management Control Committee.  The Board of Directors shall decide on the remuneration for the members of the Management Control Committee if this has not been resolved upon by the Shareholders’ Meeting.

The Directors have the right to be reimbursed for expenses reasonably incurred by reason of their office.

15.10     If the office of one or more Directors becomes vacant in the course of the financial year, the Board shall arrange to fill the vacancy, ensuring that at least one-third of the Directors, rounding up in case of a fractional number, possess the requirements set out in Section 148.3 of Legislative Decree 58/1998.  The provisions set forth in Section 2386, first, second and third paragraphs, of the Italian Civil Code, shall apply, without prejudice to Sections 2409-octiesdecies, fourth paragraph of the Italian Civil Code and Articles 16.5, 16.6, 16.7, and 16.8 of these Articles of Association.  If, as a result of a Director no longer complying with the requirements set out in Section 148.3 of Legislative Decree 58/1998, the Board of Directors is no longer composed of at least one-third of its Directors possessing those requirements, the Director no longer possessing said requirements shall be disqualified as Director and the vacancy shall be filled in accordance with this Article 15.10.

Article 16

16.1     The Board of Directors is vested with the broadest powers of management, whether ordinary or extraordinary, of the Company, without any exceptions, without prejudice to powers reserved by law or these Articles of Association to Shareholders.

16.2     The Board of Directors has the power to appoint a General Manager or one or more Managers, directly responsible to the Board of Directors, as well as representatives and agents to negotiate specific acts or classes of acts, and granting them authority to sign (for the Company) within the scope of the powers conferred upon them.

16.3     The Board of Directors shall elect from their members’ ranks a Chairman and may further elect from among their members a Vice-Chairman to replace the Chairman when the latter is absent or unavailable. In the event of the above, only the signature of the Vice-Chairman shall be full proof to third parties of the absence or unavailability of the Chairman. Furthermore, the Board of Directors may appoint, from its ranks, one or more Managing Directors and an Executive Committee and other Committees with specific functions, and also a Secretary who may also be elected even if not a member of the Board of Directors.  Whenever an Executive Committee is appointed, the Chairman and, if appointed, the Managing Directors, shall automatically be members thereof.

16.4     The Board of Directors may delegate one or more of its members and/or an Executive Committee or other Committees within the Board, all the powers of management or part of them, save for those which may not be delegated by law.

16.5     The Board of Directors shall appoint, from among its ranks, a Management Control Committee, choosing from among those members who possess the requirements under Articles 15.4 and 15.6 of these Articles of Association as well as Section 2409-octiesdecies, second paragraph, of the Italian Civil Code.  If, in accordance with Article 15.7 of these Articles of Association, a candidate from a minority list has been elected, then he/she shall be appointed to the Management Control Committee.  If the Director elected from a minority list ceases to be a Director, the Board of Directors will fill the vacancy by a resolution approved by the Management Control Committee, co-opting the next candidate on the same list and also nominating him/her as member of the Management Control Committee, and so on until there are no longer candidates on such list who possess the requirements to be part of the Management Control Committee.  Once all the candidates from the list of said Director who left the office are exhausted, the mechanisms provided for in the preceding sentence shall apply progressively with respect to the candidates on the list having obtained the next best result, and so on until all the lists voted by Shareholders have been exhausted.  Once all the candidates on the minority lists have been exhausted, the Board, even if composed of fifteen members, by resolution approved by the Management Control Committee shall co-opt a new Director possessing the requirements to be part of the Management Control Committee.

16.6     The Board of Directors shall periodically evaluate whether its members possess the requirements set forth by law and by these Articles of Association to be part of the Board of Directors and of the Management Control Committee and shall ascertain any cases of disqualification.  The Board of Directors has the power to remove members of the Management Control Committee in accordance with the law.

If a member of the Management Control Committee no longer possesses the necessary requirements to be part of such Committee or resigns from the office, he/she shall forfeit the position of Director and the Board of Directors will fill the vacancy in accordance with Article 15.10 and (where applicable) Article 16.5 of these Articles of Association unless the above concerns a member from the majority list and another Director possesses the requirements to substitute him/her as member of the Management Control Committee.

16.7     If a member from the majority list is removed from the Management Control Committee, the Board of Directors, even if composed of fifteen members and by resolution approved by the Management Control Committee, shall co-opt a new Director possessing the requirements to be part of the Management Control Committee, unless at least one of the other members possesses said requirements.

16.8     If a member from the minority list is removed from the Management Control Committee, the Board of Directors, even if composed of fifteen members, shall co-opt a new Director possessing the requirements to be part of the Management Control Committee in compliance with Article 16.5 of these Articles of Association.

16.9     In order to confirm the Director co-opted by resolution of the Board of Directors, or for the appointment of another Director to fill the vacancy, the following procedure shall be followed at the first subsequent Shareholders’ meeting: Shareholders who represent no less than two percent of the share capital consisting of shares having the right to vote at an Ordinary Meeting may indicate their own candidate by depositing the name at the Company’s registered office at least ten days before the date set for the Meeting on first call.  The provisions of Articles 15.2, 15.4, 15.5 (b) and 15.6 of these Articles of Association shall apply to the extent that they are compatible.  If the co-opted Director, or the Director who was substituted by the co-opted Director, belonged to a minority list, the shareholder who represents the greatest percentage of the share capital at the meeting and the shareholders who are linked by a control relationships or who are subject to common control, as defined by Section 93 of Legislative Decree 58/1998, with such shareholder, shall not vote.  The candidate who has obtained the greatest number of votes shall be appointed.  The new Director’s term will expire on the same date as the other Directors’ and all statutory provisions and those contained in these Articles of Association applicable to the other Directors will also be applicable to the new Director.

16.10     The Board of Directors shall resolve upon the merger contemplated by Sections 2505 and 2505 – bis of the Civil Code and any amendments to the Company’s Articles of Association required by law.

Article 17

17.1     The Board of Directors shall meet at the place indicated in the notice calling the meeting, in Italy, the European Union, Switzerland or the United States of America.

Meetings of the Board of Directors may also be held by means of “video-conferencing” or “teleconferencing”, on conditions that all the participants are identifiable, are allowed to follow the discussion and join - in real time - in the handling of the matters being dealt with, as well as to receive, transmit and review documents and that the said review and the voting occur at the same time everywhere.

17.2     A Board of Directors Meeting may be called on the initiative of the Chairman, Vice-Chairman, Managing Director or two Directors, whenever such notice convening the meeting is appropriate for the conduct of the Company’s affairs.  Directors must be provided with adequate information on the matters on the agenda.  The notice convening the Board of Directors Meeting must be circulated, together with a detailed agenda, to each Director by registered post, facsimile, electronic mail or cable, no less than five days (not counting the date of the notice and the date of the meeting) before the date of the meeting.  In an emergency, notice may be given by telephone, on condition that it is confirmed by facsimile, electronic mail or cable sent to each Director no less than two days before the date of the meeting (not counting the date of the notice and the date of the meeting).  When the formalities of notice indicated above have been complied with, the Board of Directors meeting shall be validly convened with the attendance of the majority of the Directors in office.

For the purpose of calculating the quorum, the Directors present who have an interest in a certain matter to be resolved upon, shall be computed as effectively present.

However, meetings not called in accordance with the foregoing provisions shall be valid with the attendance of all the Directors and provided that the Directors who believe they have not been adequately informed may request an adjournment of the discussion of any subject of the agenda to a subsequent meeting.

17.3     Meetings of the Board of Directors shall be chaired by the Chairman or, in his absence or impediment, by the Vice-Chairman, or by another Director appointed by the Board.

The Directors who do not speak Italian may communicate in English and the Board must, if duly requested by one of its members, make available an interpreter.  The resolutions of the Board shall be transcribed in official minutes with the signature of the Director acting as Chairman and of the Secretary.  Upon the request of a Director, a translation into English of the Board minutes shall be supplied.

17.4     The reports provided for under Section 2381, fifth paragraph, of the Italian Civil Code and Section 150 of Legislative Decree 58/1998 shall be presented promptly, and in any event at no less than quarterly intervals, during the meetings of the Board of Directors or by written communication.

Article 18

The Board of Directors shall resolve upon matters on the agenda by the favorable vote of the majority of the Directors present.

Article 19

The legal representation of the Company in all legal procedures (in whatever countries and at whatever instance and in dealings with whatever judicial authority, including administrative authorities, with the express power to give instructions to solicitors, litigation counsel and technical consultants), as well as the legal representation of the Company in dealings with third parties and authority to sign, are entrusted to the Chairman of the Board of Directors as well as to the Managing Director, if appointed and within the scope of the authorities vested in them, with power to appoint single special agents as legally suitable. In the case of absence or unavailability of the Chairman, such powers are also vested in the Vice-Chairman.

Article 20

20.1     The Management Control Committee shall elect a Chairman from its ranks and shall meet and consult in accordance with Section 2404, paragraphs one, three and four of the Italian Civil Code as well as Section 151–ter of Legislative Decree 58/1998.  A meeting of the Committee may be called whenever such meeting is appropriate and in any event at least once every ninety days.  The notice convening the meeting must be circulated, together with a detailed agenda, to each member of the Committee by registered post, facsimile, electronic mail or cable, no less than five days (not counting the date of the notice and the date of the meeting) before the date of the meeting.  In an emergency, notice may be given by telephone, on condition that it is confirmed by facsimile, electronic mail or cable sent to each member of the Committee no less than two days (not counting the date of the notice and the date of the meeting) before the date of the meeting.  When the notice formalities indicated above have been complied with, the Committee shall be validly convened with the attendance of the majority of its members.  However, meetings not called in accordance with the foregoing provisions shall be valid with the attendance of all the members of the Committee and provided that the members who believe they have not been adequately informed may request an adjournment of the discussion of any matter of the agenda to a subsequent meeting.  Meetings of the Committee may also be held by means of “video-conferencing” or “teleconferencing”, on conditions that all the participants are identifiable, are allowed to follow the discussion and join - in real time - in the handling of the matters being dealt with, as well as to receive, transmit and review documents and that the said review and the voting occur at the same time everywhere.

20.2     The powers, duties and functions of the Management Control Committee are those provided for by applicable statutory and regulatory provisions and, to the extent permitted by Italian law, by the provisions applicable to the members of the “Audit Committee” pursuant to the U.S. Securities and Exchange Act of 1934, for as long as, and to the extent that, those provisions and the implementing rules thereof mandatorily apply to the Company.  The Management Control Committee shall also carry out further duties entrusted to it by the Board of Directors, in particular with respect to the relationship with the firm of auditors.

ACCOUNTING - FINANCIAL YEAR - FINANCIAL STATEMENTS AND PROFITS

Article 21

21.1     The financial year shall end on the 31 (thirty first) of December each year.

21.2     The Board of Directors is required to draw up the annual financial statements of the Company and, where appropriate, the consolidated financial statements, in accordance with the accounting standards and principles applicable. The financial statements shall be submitted to the Shareholders at the Ordinary Meeting for approval.

21.3     The Company must appoint, for a specific period, a firm of auditors to determine whether the financial statements have been drawn up in accordance with proper principles of accounting and accurately correspond to the records of accounts of the Company and that such records accurately reflect the business of the Company.

The Board of Directors has to report at the Shareholders’ Meeting in the event of early termination of the relationship with the firm of auditors.

21.4     The financial statements drawn up by the Board of Directors, together with the audit report from the firm of auditors and the reports of the Board of Directors and of the Management Control Committee, must be made available to the Shareholders at the registered office of the Company no less than fifteen days before the date of the Shareholders’ Meeting at which the documents will be discussed and approved.

Article 22

22.1     The net profits resulting from the financial statements of the Company approved by the Shareholders, after deduction of no less than five percent of such net profits to be set aside for the legal reserve fund until it reaches at least one-fifth of the share capital, may be distributed to the Shareholders, or set aside as a further reserve, or used for another purpose resolved by the Shareholders.

The Shareholders at a Shareholders’ Meeting may pass upon the distribution of interim dividends to Shareholders as provided by law.

22.2     Each year, the Board of Directors shall provide the name of the banks and other parties from which dividends may be collected, and also the date such dividends are payable.
Uncollected dividends shall not earn interest.  Dividends not collected within the period indicated by the law, beginning on the date they become payable, shall revert to the Company.

GENERAL PROVISIONS

Article 23

For all matters on which these Articles of Association are silent, the provisions of the Italian Civil Code and other laws are applicable.

REGULATIONS FOR GENERAL MEETINGS

Section I - Introduction -

Article 1

These Regulations are attached to and form an integral part of the Articles of Association of Ducati Motor Holding S.p.A. (the “Company”), as provided for in Section 13 paragraph 3 of the Articles of Association.

Article 2

These Regulations govern the proceedings at ordinary and extraordinary shareholders’ meetings of the Company (hereinafter “General Meetings”), and, to the extent compatible, special general meetings for specific classes of stockholders and general meetings for bondholders.

Section II – Attendance at General Meetings -

Article 3

All those with a legal right to attend, may attend General Meetings.  Attendance by proxy is allowed pursuant to art. 12.2 of the Articles of Association.

In any case, all those who attend the General Meeting, even by proxy, must be identified through an appropriate document, including with regard to the power to represent legal entities.

Messengers and any scrutineers who are not members may attend General Meetings, without the right of address, in order to perform the duties set out in the subsequent articles of this Regulation.

The General Manager and the other Senior Executives attend the General Meeting.

Other Managers and Officials of the Company may attend the General Meeting, together with the Directors, Managers and Officials of Group companies, if the Board of Directors deems their presence to be useful with respect to the matters to be discussed.

Journalists accredited by Italian or foreign daily newspapers or periodicals, including those in electronic form, with nationwide distribution, and from Italian or foreign radio and television, with nationwide coverage, may attend the General Meeting without the right of address.  Permission to attend must be obtained at the address specified for the General Meeting in the notice given pursuant to Section 11 of the Articles of Association by midnight on the second day prior to the date set for the General Meeting on first call.

Article 4

Those with the right to attend the General Meeting pursuant to Section 3, paragraph 1, above, must deposit their admission ticket to the Company’s representatives at the entrance of the premises used for the General Meeting, against delivery of an attendance/voting ticket to be shown in case of controls and to be returned in the event of departure before the end of the Meeting. In the event of a temporary departure from the Meeting, the personnel in charge must be informed upon reentry into the premises where the Meeting is being held, and such personnel will reissue the attendance/voting ticket.

Those with the right to attend the General Meeting pursuant to paragraph 2 et seq. of Section 3 above must show their identification document to the Company’s representatives at the entrance of the premises used for the General Meeting and collect an identification badge as proof of authorized presence at the Meeting.

Article 5

The members present proceed to vote on the appointment of the Chairman and the Secretary pursuant to Section 13 of the Articles of Association.
The Chairman of the General Meeting, through assistants appointed by him, verifies the regularity of proxies, the right of those present to attend the General Meeting, and the presence of a quorum.  The outcome of the verifications referred to in this paragraph and in the following paragraph of this Article 5 shall be mentioned in the minutes of the Meeting.
In addition, during the General Meeting, the Chairman verifies, with regard to each individual item on the agenda, the right of those present to take part in the discussions of that item and vote on the specified matter.

As directed by the Chairman, an attendance sheet is prepared to identify the stockholders present and the number of shares they represent, as well as all other persons in attendance.
Where appropriate, the Chairman selects the scrutineers, who need not be stockholders.

Article 6

No recording apparatus of any kind, photographic or similar equipment may be brought into the premises used for the General Meeting without specific authorization from the Chairman of the General Meeting.

Article 7

After determining a quorum is present, the Chairman announces the items on the agenda.

Section III - Discussion -

Article 8

The Chairman may deal with the items on the agenda in a different order than that set out in the notice convening the General Meeting, unless the participants to the General Meeting object to the change.

The Chairman and, upon his invitation, the Directors present the agenda items, asking the General Manager and other Senior Executives or other advisors of the Company to assist them if appropriate.

The Chairman moderates the discussion, giving the floor to all those with a right to participate pursuant to Section 9 below.  The Chairman intervenes in order to avoid any abuse of the right to speak.

Article 9

All those present by virtue of stockholdings have the right to speak on each of the items under discussion.
Persons who wish to speak must present a written request, indicating the topic to which the request relates, to the Chairman, after the latter has read out the items on the agenda and before he declares discussion on the topic concerned to be closed.  If two or more requests are presented at the same time, the Chairman gives the floor to the persons concerned in alphabetical order of their surnames.

The Chairman may authorize requests to speak to be made by the raising of hands; in this case, the Chairman gives the floor to the persons concerned in alphabetical order of their surnames.

The Directors, the General Manager and the Senior Executives may ask to participate in the discussion.

The other Managers and Officials of the Company and the Directors, Managers and Officials of Group companies or other advisors may be authorized to speak if this is considered to be useful by the Board of Directors in relation to the matters under discussion.

Article 10

The Chairman and, on invitation, the Directors, the General Manager, the Senior Executives and the other Managers may reply to the speakers after they have finished speaking, or after all statements from the floor have been made with regard to an individual item of the agenda.

Article 11

Considering the subject and importance of the individual items on the agenda, the Chairman may determine the amount of time available – not to exceed fifteen minutes – for the statement of each speaker.  Once this time has elapsed, the Chairman may ask the speaker to conclude within two minutes.

Persons who have already spoken on a topic may ask to speak a second time for a period of three minutes; this time may be used to declare how the speaker intends to vote.

Article 12

The business of the General Meeting is normally conducted in a single session.  During this time, the Chairman may interrupt business for a period not exceeding three hours, if he considers this to be appropriate, and the members in General Meeting do not object.

The Chairman must adjourn the General Meeting for a period of not more than five days in circumstances envisaged by Section 2374 of the Italian Civil Code, and may do so in any other circumstances, if requested, or if he considers this to be appropriate, and the members in General Meeting do not object; in that event, the Chairman concurrently fixes the date and time of the new meeting that will continue the outstanding business.

Article 13

The Chairman is responsible for maintaining order at the General Meeting with a view to ensuring that business is conducted properly and to quashing abuse; this may include mediating in or impeding situations of conflict among the members at the General Meeting.

Unless the members at the General Meeting object, the Chairman may withdraw the right to speak in the following circumstances:

-	if the speaker speaks without the right to do so, or continues to speak beyond the allotted time;
-	following a warning, where the statement is clearly and obviously not relevant to the topic under discussion;
-	if the speaker adopts an attitude or uses phrases that are indecorous or insulting;
-	if the speaker incites violence or disorder.

Article 14

Should one or more of those present prevent others from participating in the discussion or, by their behavior, provoke a situation that prevents the normal business of the General Meeting, the Chairman will admonish them to desist from their behavior.

Where this admonition is without effect and the members at the General Meeting do not object, the Chairman may arrange for the persons previously admonished to be ejected from the meeting for the entire period of the discussion, availing himself of the security personnel, when necessary.

Article 15

After all statements have been made, the Chairman concludes by declaring discussion on the individual item on the agenda to be closed.

Section IV - Voting -

Article 16

Before the start of voting, the Chairman re-admits to the General Meeting any persons previously ejected pursuant to Section 14 above.

The measures described in Sections 13 and 14 above may also be adopted during the voting phase, where conditions require, to ensure that those with the right to vote are able to exercise their right freely.

Article 17

Depending on the circumstances, the Chairman may arrange for voting on each individual topic immediately after the closure of the related discussion, or after the discussion of all items on the agenda.

Article 18

Except as specified in art. 19 below, voting takes place in an open forum.  Taking into account the number of votes due to each stockholder, the Chairman may adopt one of the following voting methods:

a)	role call;

b)	voting card;

c)	raising of hands;

d)	standing up and sitting down;

e)	appropriate electronic equipment.

Article 19

Before the General Meeting called to appoint a new Board of Directors, the Board of Directors will prepare a schedule setting out the lists that have been presented pursuant to Section 15 of the Articles of Association, including the names of the shareholders who presented each list and the number of shares bound for voting purposes.

This schedule will be distributed to each shareholder or proxy-holder at the time the admission tickets are examined pursuant to Section 4.

Article 20

The Chairman shall adopt all appropriate measures to ensure that voting takes place in an orderly fashion.

In particular, when the General Meeting is called to elect Directors and Statutory Auditors, the Chairman may arrange for polling stations to be set up and may fix a time by which all votes must be cast, unless the members at the General Meeting object.

Article 21

Upon completion of the voting and the related count, the Chairman shall declare approved those motions which have obtained the number of votes required by law or by the Articles of Association.  In the event of the appointment of members of the Board of Directors, the Chairman will declare elected the candidates who are successful under the mechanisms established for this purpose in Section 15 of the Articles of Association.

Article 22

On completion of the voting on all items on the agenda and after having announced the related results, the Chairman will declare the General Meeting to be closed.

Section V – Final regulation -

Article 23

Any changes to these Regulations represent a modification of the Articles of Association and, as such, require the meeting and voting quorums required by the law and the Articles of Association for changes to the Articles, as well as compliance with related procedural and other formalities.